Exhibit 99.2

MetroCorp Bancshares, Inc. Declares Common Stock Cash Dividend

HOUSTON — June 12, 2013 — MetroCorp Bancshares, Inc. (NASDAQGM:MCBI) today announced that it has declared a quarterly cash dividend of $0.02 per share on shares of its common stock. The dividend is payable on July 15, 2013 to stockholders of record as of the close of business on June 28, 2013.

“With the strengthening of the Company’s operating condition and the improved economic environment in the markets we serve in the states of Texas and California, we are committed to continue enhancing the return of investment to our shareholders. The reinstatement of the dividend is a first step towards achieving that goal.” said George M. Lee, Co-Chairman and Chief Executive Officer of MetroCorp Bancshares, Inc.

MetroCorp Bancshares, Inc. (NASDAQGM:MCBI) provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2013, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

CONTACT: MetroCorp Bancshares, Inc., Houston
George M. Lee, Co-Chairman, President and CEO

713-776-3876